UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2012

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved, subject to further approval by the full Board, the terms of the 2012 Management Incentive Plan (the “2012 MIP”) for the Company’s senior management, which includes the Company’s principal executive officer, principal financial officer and other named executive officers. Based on the Committee’s recommendation, the terms of the 2012 MIP were also approved by the Board on April 18, 2012.

2012 Management Incentive Plan.

The purpose of the 2012 MIP is to provide the Company’s senior management with the opportunity to receive incentive cash bonuses based on both the Company’s and each participant’s respective performance during 2012.

Pursuant to the 2012 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based primarily on the Company’s achievement of certain financial and other objectives. For 2012, specific financial objectives were established for consolidated revenues and operating results compared to 2011. In addition, the 2012 MIP includes objectives which relate to the Company’s efforts to commercialize an over-the-counter HIV test and increase sales of its OraQuick® rapid HCV test. These objectives will be weighted at 40%, 20%, 20% and 20%, respectively, in determining the pool funding amount.

Funding of the Bonus Pool

With respect to the revenue and operating results objectives, Threshold, Target and Maximum performance levels have been established for 2012. With respect to the other two objectives, the Committee and Board will determine in their discretion whether a Threshold, Target or Maximum performance level has been achieved based on their assessment of the Company’s accomplishments related to each objective.

If the Company meets the Target performance levels for each of the objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants, which currently is approximately $2.5 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.25 million, and if the Maximum performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.75 million. A pro-rata adjustment to the amount of funding for the pool will be made where a specific performance level falls between the Threshold, Target and Maximum amounts. To the extent a particular performance level falls below Threshold, there would generally be no funding for that particular objective unless the Committee determines in its discretion that some level of funding is appropriate.

The foregoing potential pool funding levels assume that each participant is rated as “Meets Expectations” for 2012. The Committee also may, in its discretion, approve a total pool funding of up to 200% for one or more objectives if it determines that the Company has achieved a breakthrough performance for such objective(s) during 2012. The amount of total bonus pool funding will be adjusted to reflect the aggregate target bonuses for those individuals who are participants in the 2012 MIP at the time the bonuses are awarded. In addition, the Committee may make adjustments to the total pool funding to reflect the actual performance evaluations of the participants for 2012. The Committee’s determination of the total pool funding will be subject to approval by the Board and may be modified by the Board in the exercise of its discretion.

Payments from the Bonus Pool

Specific bonus payments from the pool to the Company’s senior management will depend on an evaluation of the participant’s achievement of individual performance objectives for 2012. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. The following targets were established with input from an independent executive compensation consultant engaged by the Committee, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)

Chief Executive Officer	70%
Chief Operating Officer/Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	35%

Individual bonus awards reflect a weighted average measurement of each participant’s achievement of his or her individual performance objectives. Based on an assessment of individual performance, bonus payments of up to 150% of the participant’s target percentage may be awarded. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any participant is employed for only a portion of the year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) for approval by the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for 2012.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: April 20, 2012	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary